UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
June 24, 2010

(Date of Report — Date of earliest event reported)
TRONOX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-32669	20-2868245

(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

3301 N.W. 150th Street
Oklahoma City, Oklahoma	73134

(Address of principal executive offices)	(Zip Code)
(405) 775-5000

(Registrant’s telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
As previously disclosed, on December 24, 2009, Tronox Incorporated (“Tronox”), Tronox Worldwide LLC (the “Borrower”) and certain subsidiaries of the Borrower entered into a senior secured super-priority debtor-in-possession and exit credit and guaranty agreement (the “Credit Agreement”) with the lenders from time to time party thereto (the “Lenders”) and Goldman Sachs Lending Partners LLC (the “Agent”), as administrative agent and collateral agent for the Lenders. The $425 million debtor in possession financing facility (the “Replacement DIP Facility”) provided for in the Credit Agreement replaced the Tronox’s secured debt in its entirety.
The Replacement DIP Facility provides for a flexible maturity date, which can occur as early as six months after the closing (e.g., June 24, 2010), but can be extended during the pendency of the bankruptcy cases for an additional six months until December 24, 2010 if Tronox exercises both of its three-month extension options (collectively, the “Facility Extension Option”) as set forth in the Credit Agreement. Upon consummation of Tronox’s plan of reorganization and satisfaction of certain other conditions, the Replacement DIP Facility will convert to an exit financing facility with a final scheduled maturity of the third anniversary of the effective date of such plan of reorganization.
To take advantage of the two three-month extensions under the Facility Extension Option, Tronox, among other things, must have complied with certain restructuring milestones within the originally contemplated initial maturity date of June 24, 2010, including, among other things, (a) as a condition precedent to the exercise of the first three-month extension under the Facility Extension Option, the bankruptcy court must have entered an order approving Tronox’s disclosure statement on or before June 24, 2010 (the “Disclosure Statement Condition”), (b) as a condition precedent to the exercise of the second three-month extension under the Facility Extension Option, the bankruptcy court must have entered an order confirming Tronox’s plan of reorganization on or before August 31, 2010, and (c) as a condition precedent to the exercise of each extension under the Facility Extension Option, Tronox must demonstrate the absence of any events of default and, as a result, must have complied with all covenants in the Replacement DIP Facility, including the requirement that on or prior to June 30, 2010, definitive environmental settlement documentation must be binding on and enforceable against government environmental claimants, subject only to entry of a confirmation order by the bankruptcy court (collectively, the “Conditions Precedent”).
As previously disclosed, on April 26, 2010, the Borrower gave notice to the Agent of the exercise of its right to extend the maturity date of the Credit Agreement by a three-month period to September 24, 2010 (subject to further extension as may be determined by the Borrower at a later date).
On June 24, 2010, in light that Tronox had not satisfied the Disclosure Statement Condition and consequently would not be able to exercise its Facility Extension Option, Tronox, the Borrower and certain subsidiaries of the Borrower entered into a First Amendment to Credit and Guaranty Agreement and First Amendment Pledge and Security Agreement (the “Amendment”) with the Lenders and the Agent. Under the Amendment and in exchange for the payment of a fee, the Agent and the Lenders agreed to (a) extend each of the Conditions Precedent and to waive the

Disclosure Statement Condition referred to above, in order to permit Tronox to extend the maturity date under the Replacement DIP Facility from June 24, 2010 to September 24, 2010, (b) allow Tronox to engage in certain currency hedging activities and (c) modify restrictions on Tronox’s ability to make certain capital expenditures that will fund an expansion of its Australian joint venture.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 10.1 to this report and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit
No.	Description
10.1	First Amendment to Credit and Guaranty Agreement and First Amendment Pledge and Security Agreement, dated as of June 24, 2010, by and among Tronox Incorporated, Tronox Worldwide LLC, certain subsidiaries of Tronox Worldwide LLC, as Guarantors, various lenders, Goldman Sachs Lending Partners LLC, as Administrative Agent.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRONOX INCORPORATED
By:	/s/ Michael J. Foster
Michael J. Foster
Vice President, General Counsel and Secretary

Dated: June 30, 2010

EXHIBIT INDEX

Exhibit
No.	Description
10.1	First Amendment to Credit and Guaranty Agreement and First Amendment Pledge and Security Agreement, dated as of June 24, 2010, by and among Tronox Incorporated, Tronox Worldwide LLC, certain subsidiaries of Tronox Worldwide LLC, as Guarantors, various lenders, Goldman Sachs Lending Partners LLC, as Administrative Agent.